EXHIBIT 99.1

Dime Community Bank Announces Sale of Paycheck Protection Program Loans

HAUPPAUGE, N.Y., June 28, 2021 (GLOBE NEWSWIRE) -- Dime Community Bank, the wholly owned subsidiary of Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company” or “Dime”), announced the sale of Paycheck Protection Program loans (“PPP”) that it originated in 2021 to The Loan Source, Inc.

Kevin M. O’Connor, Chief Executive Officer of the Company, stated, “Dime was the leading community bank provider of PPP loans in our footprint. Our employees worked tirelessly to ensure our clients received funds to navigate COVID-19 and demonstrated our commitment to operating a highly responsive customer-focused platform. Now it is time to continue helping our clients by partnering with a well-respected firm, with deep expertise in the PPP space, to take over the ongoing servicing and forgiveness process for our 2021 originations. We expect the sale to free up our staff to focus on more traditional lending efforts and continue our track record of providing exemplary service.”

Mr. O’ Connor continued, “As a result of the sale of the 2021 PPP originations, which were in excess of $585 million, we expect to realize a pre-tax gain of approximately $20.5 million in the second quarter of 2021, our Tangible Common Equity ratio is expected to increase by approximately 45 basis points and our Tangible Book Value per share is expected to increase by approximately $0.34.”

The Loan Source, Inc. and its servicing partner, ACAP SME, LLC, have invested heavily in technologies and personnel to aid PPP borrowers through the forgiveness process via an online portal.

ABOUT DIME COMMUNITY BANCSHARES, INC.

Dime Community Bancshares, Inc. is the holding company for Dime Community Bank, a New York State-chartered trust company with over $13 billion in assets and number one deposit market share among community banks on Greater Long Island (1).

(1) Aggregate deposit market share for Kings, Queens, Nassau & Suffolk counties for community banks with less than $20 billion in assets.

This news release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," “continue,” "could," "estimate," "expect," "intend," “likely,” "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Accordingly, you should not place undue reliance on such statements. Factors that could affect our results include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Company and/or the Bank; unanticipated or significant increases in loan losses may negatively affect the Company’s financial condition or results of operations; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect

EXHIBIT 99.1

the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; there may be failures or breaches of information technology security systems; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates;  litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates; Further, given its ongoing and dynamic nature, it is difficult to predict what effects the COVID-19 pandemic will have on our business and results of operations. The pandemic and related local and national economic disruption may, among other effects, result in a decline in demand for our products and services; increased levels of loan delinquencies, problem assets and foreclosures; branch closures, work stoppages and unavailability of personnel; and increased cybersecurity risks, as employees increasingly work remotely.

Dime Community Bancshares, Inc.
Investor Relations Contact:
Avinash Reddy
Senior Executive Vice President – Chief Financial Officer
Phone: 718-782-6200; Ext. 5909
Email: avinash.reddy@dime.com